Registration No. 333-_________

SECURITIES AND EXCHANGE COMMISSION
Washington, D. C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

Heartland Bancshares, Inc.
(Exact name of registrant as specified in its charter)

Indiana (State or other jurisdiction of incorporation or organization)	35-2017085 (I.R.S. Employer Identification No.)

420 North Morton Street, P.O. Box 496
Franklin, Indiana 46131-0469
(Address of Principal Executive Offices)

Heartland Bancshares, Inc. 1997 Stock Option Plan
Heartland Bancshares, Inc. 1997 Stock Option Plan for Nonemployee Directors
Heartland Bancshares, Inc. 2003 Stock Option Plan for Nonemployee Directors
(Full titles of the plans)

Steve Bechman, President and Chief Executive Officer
Heartland Bancshares, Inc.
420 North Morton Street, P.O. Box 496
Franklin, Indiana 46131-0469
(Name and address of agent for service)

(317) 738-3915
(Telephone number, including area code, of agent for service)
Copies to: Mark B. Barnes Ice Miller One American Square, Box 82001 Indianapolis, Indiana 46282 Tel: (317) 236-2456 Fax: (317) 592-4868 (Counsel for Registrant)

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered	Proposed maximum offering price per unit(1)	Proposed maximum aggregate offering price(1)	Amount of registration fee

Common Shares, including Preferred Share Purchase Rights	247,348 shares(2)	$9.37	$2,317,650.76	$293.65

(1)    The registration fee has been calculated pursuant to Rule 457(c) and (h) based upon (a) the average exercise price of $9.07 per share for outstanding options that have been granted under the Plans as of the date of this Registration Statement with respect to an aggregate of 218,544 Common Shares, and (b) the average of the high and low prices reported for the Common Shares on April 6, 2004 of $11.60 per share with respect to the remaining 28,804 Common Shares that are available for grant under the Plans as of the date of this Registration Statement. Accordingly, the weighted average maximum offering price per Common Share has been calculated to be $9.37 per share.

(2)    This Registration Statement includes 151,043 Common Shares reserved for issuance under the Heartland Bancshares, Inc. 1997 Stock Option Plan; 46,305 Common Shares reserved for issuance under the Heartland Bancshares, Inc. 1997 Stock Option Plan for Nonemployee Directors; and 50,000 Common Shares reserved for issuance under the Heartland Bancshares, Inc. 2003 Stock Option Plan for Nonemployee Directors. The Registration Statement also covers the preferred share purchase rights that accompany the Common Shares, and any additional Common Shares that may become issuable under any of the Plans described by this Registration Statement by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the Registrant's receipt of consideration which results in an increase in the number of the outstanding Common Shares.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.    Incorporation of Documents by Reference.

The following information heretofore filed with the Securities and Exchange Commission (“Commission”) pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), is incorporated herein by reference:

(a)	The Annual Report on Form 10-KSB of Heartland Bancshares, Inc. (the “Registrant”), for the year ending December 31, 2003.

(b)	The Current Report on Form 8-K of the Registrant filed April 8, 2004.

(c)
The information set forth under the caption “Description of Capital Stock” in the Registrant’s Form SB-2 (File No. 333-32245), filed July 28, 1997, including any amendments or reports filed for the purpose of updating that description.

(d)
The description of the Registrant’s preferred share purchase rights relating to its Common Shares (and the Registrant’s Preferred Shares to which such rights relate) contained in the Registrant’s Current Report on Form 8-K filed June 30, 2000, including any amendment or report filed for the purpose of updating such descriptions.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such documents (but this shall not include any document, or portion of any document, that is merely furnished by the Registrant to the Commission and which states that it is not deemed to be “filed” with the Commission).

Any statement contained herein or in a document, all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or amended, to constitute a part of this Registration Statement.

Item 4.    Description of Securities.

Not applicable.

Item 5.    Interests of Named Experts and Counsel.

Not applicable.

Item 6.    Indemnification of Directors and Officers.

The Indiana Business Corporation Law (“IBCL”), the provisions of which govern the Registrant, empowers an Indiana corporation to indemnify present and former directors, officers, employees, or agents or any person who may have served at the request of the corporation as a director, officer, employee, or agent of another corporation (“Eligible Persons”) against liability incurred in any proceeding, civil or criminal, in which the Eligible Person is made a party by reason of being or having been in any such capacity, or arising out of his status as such, if the individual acted in good faith and reasonably believed that (a) the individual was acting in the best interests of the corporation, or (b) if the challenged action was taken other than in the individual’s official capacity as an officer, director, employee or agent, the individual’s conduct was at least not opposed to the corporation’s best interests, or (c) if in a criminal proceeding, either the individual had reasonable cause to believe his conduct was lawful or no reasonable cause to believe his conduct was unlawful.

The IBCL further empowers a corporation to pay or reimburse the reasonable expenses incurred by an Eligible Person in connection with the defense of any such claim, including counsel fees; and, unless limited by its Articles of Incorporation, the corporation is required to indemnify an Eligible Person against reasonable expenses if he is wholly successful in any such proceeding, on the merits or otherwise. Under certain circumstances, a corporation may pay or reimburse an Eligible Person for reasonable expenses prior to final disposition of the matter. Unless a corporation’s articles of incorporation otherwise provide, an Eligible Person may apply for indemnification to a court which may order indemnification upon a determination that the Eligible Person is entitled to mandatory indemnification for reasonable expenses or that the Eligible Person is fairly and reasonably entitled to indemnification in view of all the relevant circumstances without regard to whether his actions satisfied the appropriate standard of conduct.

Before a corporation may indemnify any Eligible Person against liability or reasonable expenses under the IBCL, a quorum consisting of directors who are not parties to the proceeding must (1) determine that indemnification is permissible in the specific circumstances because the Eligible Person met the requisite standard of conduct, (2) authorize the corporation to indemnify the Eligible Person and (3) if appropriate, evaluate the reasonableness of expenses for which indemnification is sought. If it is not possible to obtain a quorum of uninvolved directors, the foregoing action may be taken by a committee of two or more directors who are not parties to the proceeding, special legal counsel selected by the Board or such a committee, or by the shareholders of the corporation.

In addition to the foregoing, the IBCL states that the indemnification it provides shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any provision of the articles of incorporation or bylaws, resolution of the board of directors or shareholders, or any other authorization adopted after notice by a majority vote of all the voting shares then issued and outstanding. The IBCL also empowers an Indiana corporation to purchase and maintain insurance on behalf of any Eligible Person against any liability asserted against or incurred by him in any capacity as such, or arising out of his status as such, whether or not the corporation would have had the power to indemnify him against such liability.

Article IV of the Amended and Restated Bylaws of Heartland Bancshares, Inc. provides certain indemnification provisions for the benefit of directors, officers, employees, agents and certain fiduciaries of the Registrant.

The Registrant has obtained directors’ and officers’ liability insurance, the effect of which is to indemnify the directors and officers of Heartland Bancshares, Inc. and its subsidiaries against certain losses caused by errors, misleading statements, wrongful acts, omissions, neglect or breach of duty by them or any matter claimed against them in their capacities as directors and officers.

Item 7.    Exemption From Registration Claimed.

Not applicable.

Item 8.    Exhibits.

The Index to Exhibits, which immediately precedes the exhibits and which is incorporated by reference herein, contains a list of all exhibits.

Item 9.    Undertakings.

The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) that, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

(iii)
To include any material information with respect to the Plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

Provided, however, that paragraphs (1)(i) and (1)(ii) shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)
That for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

(4)
That, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Franklin, State of Indiana, on April 12, 2004.

HEARTLAND BANCSHARES, INC. By: /s/ Steve Bechman Steve Bechman, President and Chief Executive Officer

POWER OF ATTORNEY

        Know all men by these presents, that each person whose signature appears below constitutes and appoints Steve Bechman, Jeffrey L. Goben, and Jeffery D. Joyce, and each or any of them (with full power to act alone), his true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto those attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that those attorneys-in-fact and agents, or their substitutes, may do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on April 12, 2004.

/s/ Steve Bechman Steve Bechman	President, Chief Executive Officer, and Director (Principal Executive Officer)

/s/ Sharon Acton Sharon Acton	Director

/s/ Gordon R. Dunn Gordon R. Dunn	Director

/s/ Jeffrey L. Goben Jeffrey L. Goben	Director

/s/ J. Michael Jarvis J. Michael Jarvis	Director

/s/ John Norton John Norton	Director

Robert Richardson	Director

Patrick A. Sherman	Director

/s/ Jeffery D. Joyce Jeffery D. Joyce	Chief Financial Officer (Principal Financial and Accounting Officer)

HEARTLAND BANCSHARES, INC.
Form S-8

INDEX TO EXHIBITS

Exhibit Number Assigned in Regulation S-K Item 601	Description of Exhibit

4.1	Rights Agreement between the Registrant and Heartland Community Bank, as Rights Agent (incorporated by reference to Exhibit 4.1 of the Registrant's Current Report on Form 8-K, filed June 23, 2000).

4.2
Terms of Common Shares and Preferred Shares are included in the Amended and Restated Articles of Incorporation of Heartland Bancshares, Inc., which are incorporated by reference to Exhibit 3.1 to the Registrant's Registration Statement on Form SB-2, filed July 28, 1997, as amended.

4.3
Terms of Series A Preferred Shares are included in the Articles of Amendment of Articles of Incorporation of Heartland Bancshares, Inc., as filed with the Indiana Secretary of State on June 27, 2000, which are incorporated by reference to Exhibit 3.01 to the Registrant's Current Report on Form 8-K filed June 30, 2000.

5.1	Opinion of Ice Miller.

23.1	Consent of Crowe Chizek and Company LLC.

24.1	Power of Attorney (See Signature Page)